Exhibit 99.1

Landmark Infrastructure Partners LP and Brookfield Asset Management Form Joint Venture to Invest in Core Infrastructure Assets

El Segundo, California, September 24, 2018 (GLOBE NEWSWIRE) - Landmark Infrastructure Partners LP (the “Partnership” or “Landmark”) (NASDAQ: LMRK) today announced it has entered into an agreement pursuant to which an affiliate of Brookfield Asset Management Inc. (“Brookfield”) has made a strategic investment with Landmark to form a joint venture (the “JV”) to invest in core infrastructure assets.

In the transaction, Landmark contributed a portfolio of assets, including the associated debt, in exchange for an approximate 50 percent interest in the JV and $65.5 million in cash.  Landmark plans to use the proceeds from this transaction to reduce its leverage levels and reinvest in assets in its primary industries through its various acquisition and development activities.

“We are thrilled to announce our partnership with Brookfield, one of the world’s leading global alternative asset managers and infrastructure investors,” said Tim Brazy, Chief Executive Officer of the Partnership’s general partner.  “Brookfield’s partnership with us speaks to the tremendous opportunities we see in our markets and will leverage the strengths of both parties, allowing us to significantly expand our reach in our core industries.  This venture is a continuation of our strategy to establish significant partnerships that complement Landmark’s overall business, enhance our leadership position in infrastructure and real estate and further support our acquisition efforts and development initiatives.”

Forward-Looking Statements

Landmark Infrastructure Partners LP

This release contains forward-looking statements within the meaning of federal securities laws.  These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information.  You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes.  These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict.  These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership.  Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “Commission”),

#5784104

including the Partnership’s annual report on Form 10-K for the year ended December 31, 2017 and Current Report on Form 8-K filed with the Commission on February 15, 2018.  These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

About Landmark Infrastructure Partners LP

The Partnership owns and manages a portfolio of real property interests and infrastructure assets that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.

Investor Contacts

Marcelo Choi

Vice President, Investor Relations

(213) 788-4528

ir@landmarkmlp.com

#5784104